News

DENBURY RESOURCES TO FARM-DOWN 50% OF ITS WORKING INTEREST IN FOUR TEXAS CONVENTIONAL OIL FIELDS TO NAVITAS PETROLEUM FOR $50 MILLION; TRANSACTION TO ACCELERATE CONVENTIONAL DRILLING OPPORTUNITIES WITHIN THOSE FIELDS

PLANO, TX – December 23, 2019 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced that it has entered into a definitive agreement with a subsidiary of Navitas Petroleum (TASE: NVPT.L, “Navitas”) to sell half of its nearly 100% working interest position in four southeast Texas oil fields (consisting of Webster, Thompson, Manvel and East Hastings), for $50 million cash and a carried interest in ten wells to be drilled by Navitas. The sale is expected to close by early March 2020 and is subject to customary closing conditions. The Company anticipates using the sale proceeds to fund operations, enhance liquidity and/or reduce debt.

TRANSACTION HIGHLIGHTS

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Denbury will sell 50% of its working interest in Webster, Thompson, Manvel and East Hastings oil fields for $50 million cash and a carried interest in ten wells to be drilled by Navitas. Denbury will remain operator of the fields but Navitas will drill and complete each of the ten wells.

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Under the agreement, Navitas is committed to funding 100% of the capital required to drill and complete an initial ten horizontal wells across the fields, with the first of the ten wells to be spudded within six months of closing and with all ten wells to be completed within 18 months after closing. For these initial ten wells, Denbury will receive only a 6.25% overriding royalty interest prior to the combined payout of the wells drilled in a specific field. Subsequent to payout, Denbury will hold and bear the cost of its 50% working interest in each well. Navitas is required to drill at least one well in each of the four fields.

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After the initial ten well program is completed and if certain performance hurdles are achieved, Navitas will have the opportunity to continue the development of the fields for up to six separate extension periods. During each extension period, Navitas can propose and drill up to ten additional wells, totaling up to 60 additional wells on a pro-rata working interest basis.

•	Denbury will retain 100% ownership of the future Webster Unit CO2 enhanced oil recovery (“EOR”) project, wherein:

◦	Navitas may elect to participate in the future CO2 EOR project through reimbursement to Denbury of Navitas’ working interest share of project costs incurred to date; or

◦	If Navitas declines to participate in the CO2 EOR project, Denbury has the right to repurchase Navitas’ working interest in Webster under a contractually agreed valuation mechanism.

Production associated with the working interests to be sold averaged approximately 1,050 barrels of oil equivalent per day for the first nine months of 2019, and proved reserves for the working interests to be sold were approximately 3.7 million barrels of oil as of December 31, 2018. Estimated net cash to Denbury from the sale is $42 million after adjusting for interim cash flow from the properties between the January 1, 2019 effective date and the estimated early March 2020 closing date. Denbury retains the right to 100% of the proceeds from surface acreage sales at Webster Field.

MANAGEMENT COMMENT

Chris Kendall, Denbury’s President and CEO, said “This transaction provides a significant opportunity to expand the value of our portfolio and highlights the premium value of our oil-rich conventional assets. Through partnering with the experienced Navitas team, we expect to accelerate conventional exploitation of unproven oil resources across these fields, while providing Denbury additional flexibility for our 2020 capital plans and debt reduction efforts.”

ABOUT DENBURY RESOURCES

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to carbon dioxide enhanced oil recovery (CO2 EOR) operations. For more information about Denbury, please visit www.denbury.com.

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This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including estimates of oil reserves, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

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